                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13-G


                    Under the Securities Exchange Act of 1934



                          American Ecology Corporation
-                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)


                                    025533-10
                                 (CUSIP Number)


                                 March 10, 1998
             (Date of Event Which Requires Filing of this Statement)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


         Rule 13d-1(b)


    [X]  Rule 13d-1(c)


         Rule 13d-1(d)

--------------------------------------------------------------------------------
   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)

       ROTCHFORD L. BARKER

-------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [   ]
                                                             (b)  [ X ]

--------------------------------------------------------------------------------
   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES                     1,352,516        Common Stock
  BENEFICIALLY                  1,692,236.79     non-voting options/warrants
   OWNED BY                     ------------
     EACH                       3,044,752.79
  REPORTING       --------------------------------------------------------------
    PERSON        6.   SHARED VOTING POWER
     WITH                       NONE
                  --------------------------------------------------------------
                  7.   SOLE DISPOSITIVE POWER
                                3,044,752.79
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                                NONE
--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,044,752.79
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A
--------------------------------------------------------------------------------
  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       22.6%
--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

       IN
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13-G


                    Under the Securities Exchange Act of 1934

        ----------------------------------------------------------------



ITEM 1. (A)       NAME OF ISSUER:

                  American Ecology Corporation

ITEM 1 (B)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  805 West Idaho, Suite 200
                  Boise, Idaho  83702

ITEM 2 (A)        NAME OF PERSON FILING:

                  Rotchford L. Barker


ITEM              2 (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE:

                  40 County Road 2AC
                  Cody, Wyoming  82414

ITEM 2 (C)        CITIZENSHIP:

                  U. S. A.

ITEM 2 (D)        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2 (E)        CUSIP NUMBER:

                  025533-10


ITEM 3   FILING REQUIRED PURSUANT TO THE RULES 13D-1(B), OR
                  13D-2(B):

                  N/A

ITEM 4   OWNERSHIP AS OF DECEMBER 31, 1997:

                  (A)  AMOUNT BENEFICIALLY OWNED:

                           3,044,752.79

                  (B)  PERCENT OF CLASS:

                           22.6%

                  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                    3,044,752.79

                           (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                    NONE

                           (III) SOLE POWER TO DISPOSE OR TO DIRECT THE
                             DISPOSITION OF:

                                    3,044,752.79

                           (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE
                             DISPOSITION OF:

                                          NONE


ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  N/A

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  N/A

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                  N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP:

                  N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                  N/A

ITEM 10  CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




Date:             March 19, 1998


                /s/  Rotchford L. Barker
           ------------------------------
Signature:        Rotchford L. Barker